Exhibit 5.1

Tel Aviv, January 15, 2010

Syneron Medical Ltd.
Industrial Zone,
Yokneam Illit, 20692, Tavor Building
P.O.B. 550, Israel

    RE: Registration on Form S-8

Ladies and Gentlemen:

    We have acted as Israeli counsel to Syneron Medical Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with its filing of a registration statement on Form S-8 on or about January 15, 2010 (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to the registration of 952,549 of the Company’s ordinary shares, par value NIS 0.01 per share (the “Shares”) and related purchase rights, issuable pursuant to options and stock appreciation rights granted under the Candela Corporation Third Amended and Restated 1998 Stock Plan and the Candela Corporation 2008 Stock Plan (the “Plans”) assumed by the Company.

    In our capacity as counsel to the Company, we have examined originals or copies, satisfactory to us, of (i) the Company’s Amended and Restated Articles of Association, (ii) the Plans; and (iii) the resolutions of the Company’s board of directors. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, to the extent that we did not independently establish relevant facts, we have relied on certificates of public officials and certificates of officers or other representatives of the Company.  We are admitted to practice law in the State of Israel and the opinion expressed herein is expressly limited to the laws of the State of Israel.

    On the basis of the foregoing, we are of the opinion that the Shares being registered pursuant to the Registration Statement, when issued and paid for in accordance with the Plans, pursuant to agreements with respect to the Plans and, as the case may be, pursuant to the terms of the awards that were granted under the Plans, will be validly issued, fully paid and non-assessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.

Tel Aviv Office One Azrieli Center, Round Building Tel Aviv 67021, Israel Tel: 972-3-607.4444 Fax: 972-3-607.4422 law@gkh-law.com www.gkhlaw.com	Jerusalem Office 1 Shmuel Ha'Nagid Street 4th Floor Jerusalem 94592, Israel Tel: 972-2-623.2683 Fax: 972-2-623.6082